Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-288278

Prospectus Supplement No. 1

(To Prospectus dated July 10, 2025)

The Generation Essentials Group

16,220,000 CLASS A ORDINARY SHARES UNDERLYING WARRANTS, 57,401,944
CLASS A ORDINARY SHARES AND 11,120,000 WARRANTS OF

THE GENERATION ESSENTIALS GROUP

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 10, 2025 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-288278), as amended and supplemented, with the information contained in our Current Report on Form 6-K, furnished with the Securities and Exchange Commission on July 9, 2025. The Prospectus relates to (i) the issuance by The Generation Essentials Group of up to 16,220,000 Ordinary Shares upon exercise of the Warrants, and (ii) the offer and resale from time to time by the selling securityholders identified in the Prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to (a) 57,401,944 Ordinary Shares (including 11,120,000 Ordinary Shares issuable upon the exercise of the Sponsor Warrants), and (b) up to 11,120,000 Sponsor Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares and Warrants are listed on the New York Stock Exchange, or NYSE, under the trading symbols “TGE” and “TGE WS,” respectively. On July 9, 2025, the closing price of our Ordinary Shares on NYSE was $6.83 per share, and the closing price of our Warrants on NYSE was $0.35 per warrant.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 11, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-
16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July 2025

Commission File Number: 001-42686

The Generation Essentials Group

(Translation of registrant’s name into English)

66 rue Jean-Jacques Rousseau

75001 Paris

France

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒            Form 40-F ☐

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release – TGE Announces Important Strategic Expansion Through Potential SPAC Initiative

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

The Generation Essentials Group

	By:	/s/ Samuel Chau
	Name:	Samuel Chau
	Title:	Chief Financial Officer

Date: July 9, 2025

Exhibit 99.1

TGE Announces Important Strategic Expansion Through Potential SPAC Initiative

PARIS & NEW YORK & SINGAPORE -- The Generation Essentials Group. (NYSE: TGE) (the “Company” or “TGE”), a global media, entertainment and experiencing company, covering high fashion, arts, lifestyle, cultural, entertainment as well as F&B, today announced its intention to implement a business expansion and acquisition strategy in sectors with strategic adjacency. It may take the form of TGE sponsoring and listing a series of special purpose acquisition companies (each a “SPAC”), which then seeks to conduct various “de-SPAC” business combinations with to-be-identified acquisition targets, each represents a platform extension, positioning TGE to accelerate growth in different focuses and various area outside of its current core competency as of now, creating synergies and enlarging overall values to shareholders in accretive ways. Potential areas of focus will be in the media (lifestyle, sports, movies etc), entertainment (film studio, production company, post production areas etc), streaming platforms (music, videos, podcasts etc).

TGE will be seeking, through a series of SPACs or other means, various an acquisition targets that are complementary to its existing portfolio, creating synergies across the broader TGE ecosystem. TGE Founder and Director Dr. Calvin Choi noted “an acquisition strategy like this will give TGE an advantage to accelerate its expansion and embrace new values and segments, enlarging the company’s global influences and presence.”

About The Generation Essentials Group

The Generation Essentials Group, jointly established by AMTD Group, AMTD IDEA Group (NYSE: AMTD; SGX: HKB) and AMTD Digital Inc. (NYSE: HKD), is headquartered in France and focuses on global strategies and developments in multi-media, entertainment, and cultural affairs worldwide as well as hospitality and VIP services. TGE comprises L’Officiel, The Art Newspaper, movie and entertainment projects. Collectively, TGE is a diversified portfolio of media and entertainment businesses, and a global portfolio of premium properties.

About AMTD Group

AMTD Group is a conglomerate with a core business portfolio spanning across media and entertainment, education and training, and premium assets and hospitality sectors.

About AMTD IDEA Group

AMTD IDEA Group (NYSE: AMTD; SGX: HKB) represents a diversified institution and digital solutions group connecting companies and investors with global markets. Its comprehensive one-stop business services plus digital solutions platform addresses different clients’ diverse and inter-connected business needs and digital requirements across all phases of their life cycles. AMTD IDEA Group is uniquely positioned as an active super connector between clients, business partners, investee companies, and investors, connecting the East and the West. For more information, please visit www.amtdinc.com or follow us on X (formerly known as “Twitter”) at @AMTDGroup.

About AMTD Digital Inc.

AMTD Digital Inc. (NYSE: HKD) is a comprehensive digital solutions platform headquartered in France. Its one-stop digital solutions platform operates key business lines including digital media, content and marketing services, investments as well as hospitality and VIP services. For AMTD Digital’s announcements, please visit https://ir.amtdigital.net/investor-news.

Safe Harbor Statement

This press release contains statements that may constitute “forward-looking” statements pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “aims,” “future,” “intends,” “plans,” “believes,” “estimates,” “likely to,” and similar statements. Statements that are not historical facts, including statements about the beliefs, plans, and expectations of TGE, AMTD IDEA Group and/or AMTD Digital, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. Further information regarding these and other risks is included in the filings of TGE, AMTD IDEA Group and AMTD Digital with the SEC. All information provided in this press release is as of the date of this press release, and none of TGE, AMTD IDEA Group and AMTD Digital undertakes any obligation to update any forward-looking statement, except as required under applicable law.

Investor Relations:

For AMTD IDEA Group:

IR Office

AMTD IDEA Group

EMAIL: ir@amtdinc.com

For AMTD Digital Inc.:

IR Office

AMTD Digital Inc.

EMAIL: ir@amtdigital.com

For The Generation Essentials Group:

IR Office

The Generation Essentials Group

EMAIL: tge@amtd.world